Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 46,103,627.25	0.0001381	$ 6,366.91
Fees Previously Paid
	Total Transaction Valuation:	$ 46,103,627.25
	Total Fees Due for Filing:			$ 6,366.91
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,366.91
Offering Note
[1]	(1) Title of each class of securities to which transaction applies: Sotherly Hotels, Inc. (the "Company") common stock, par value $0.01 per share ("Common Stock"). (2) Aggregate number of securities to which transaction applies: As of December 1, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 20,490,501 shares of Common Stock (including 92,000 shares of Common Stock underlying outstanding awards of restricted stock of the Company ("Restricted Stock Awards")). (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by multiplying 20,490,501 shares of Common Stock (including Restricted Stock Awards) that are exchangeable for cash in the merger by the merger consideration of $2.25 per share to be paid with respect to each share of Common Stock outstanding immediately prior to the merger. (4) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A